CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Complete and partial portfolio holdings - arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Registration Statement and to the use of our report dated June 29, 2017, with respect to the financial statements of Prime Master Fund, Government Master Fund, Treasury Master Fund, Tax-Free Master Fund and Prime CNAV Master Fund for the year ended April 30, 2017 which is incorporated by reference in Amendment No. 18 to the Registration Statement (Form N-1A No. 811-22078) of Master Trust.

/s/ ERNST & YOUNG

New York, New York

August 23, 2017